EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD REPORTS CLOSING OF J&S’ STRATEGIC INVESTMENT IN BUFFALO-BASED INTEGRATED PROVIDER OF AUDIO AND VISUAL SERVICES

DALLAS, March 5, 2019 - Ashford Inc. (NYSE American: AINC) (“Ashford” or the “Company”) today announced that one of its Hospitality Products and Services companies, J&S, has completed the acquisition of substantially all of the assets of an integrated provider of audio and visual services based in Buffalo, New York (“BAV”) for approximately $5 million in cash and $4 million of Ashford common stock (excluding transaction costs, working capital adjustments, and contingent consideration). Adjusted EBITDA for the twelve months ending December 31, 2019 is expected to be approximately $2.3 million. The implied forward Adjusted EBITDA multiple is 5.0x based on the total initial purchase price and expected contingent consideration, which the Company believes represents an attractive potential return on investment. A reconciliation of non-GAAP financial measures is included in the financial table below. After giving effect to the transaction, Ashford will own an approximately 88% interest in the common equity of J&S, which reflects the initial transaction price and excludes the impact of contingent consideration. BAV’s existing management team, including its President, VP of Operations, and VP of Business Development, will retain their titles and report to existing management of J&S.

With over 30 years of operating history, BAV provides integrated single-source audio visual services with a well-diversified geographical presence and customer base. BAV has a strong presence in the east coast market including New York and Washington D.C. with an operational presence in approximately 32 states across the U.S. representing approximately 100 clients and nearly 200 events annually. BAV’s estimated customer retention rate is approximately 90% which highlights the high level of customer service, professional production quality, and unique, tailored solutions the company provides. J&S expects revenue, market, service offering and customer diversification benefits considering BAV’s focus on customer satisfaction and professional quality. BAV does not have any contracts in place with Ashford asset-managed hotels. BAV’s management team is incentivized to continue to serve existing BAV customers and grow the company.

“This transaction represents the next phase of growth for J&S becoming a leading provider of integrated audio visual services in the hospitality industry,” commented Monroe Jost, Chief Executive Officer of J&S. “We look forward to integrating BAV’s operating experience and track record of success to further solidify our market position and support the tremendous potential for growth in our business.”

“We continue to use our hospitality and management experience to identify and invest in unique business opportunities in the industry and are excited to integrate our deep operating experience with the customer service and professional quality of BAV,” said Monty J. Bennett, Ashford’s Chairman and Chief Executive Officer. “BAV provides a great opportunity to increase J&S’s service offering with outstanding customer satisfaction and we are excited about the future of J&S and BAV.”

Ashford provides global asset management, investment management and related services to the real estate and hospitality sectors.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Ashford Inc.
BAV(1)
Reconciliation of Net Income to Adjusted EBITDA
(unaudited, in thousands)

Estimated Twelve Months Ending December 31, 2019

Net income	$1,116
Depreciation and amortization	472
Interest expense	244
Income tax expense	131
EBITDA	1,964
(Gain)/loss	11
Acquisition adjustments(2)	283
Adjusted EBITDA	$2,258

(1) All information in this table is based upon unaudited operating financial data. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.
(2) Acquisition adjustments represent add-backs for proforma expenses related to non-recurring executive management compensation of BAV.

Forward Looking Statements

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," “can,” "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: changes in the business or operating prospects of J&S; adverse litigation or regulatory developments; our success in implementing our business development plans of integrating J&S’ and BAV’s businesses and realizing the expected benefits of the transactions; general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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